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EX-99 B. 8.(iii)


                         SHAREHOLDER SERVICES AGREEMENT

          THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of OCTOBER 1, 1998 BY and between FIRST COVA LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

          WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

          WHEREAS, the Company wishes to make available as investment options under the Contracts, VP Balanced, VP Income & Growth, VP International and VP Value (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. (the "Issuer"); and

          WHEREAS, on the terms and conditions hereinafter set forth, ACIM desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

          NOW, THEREFORE, the Company and ACIM agree as follows:

          1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, ACIM will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 7(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

          2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT A (the "Administrative Services"). Neither ACIM nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide ACIM or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

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          3. TIMING OF TRANSACTIONS. ACIM hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 8:30 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on such Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 8:30 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date".

          4. PROCESSING OF TRANSACTIONS.

          (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the FUND/SERV AGREEMENT, between Company and American Century Services Corporation, shall apply.

          (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, the following provisions shall apply:

                  (1) By 6:30 p.m. Eastern time on each Business Day, ACIM (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. If ACIM (or one of its affiliates) provides the Company with a materially incorrect net asset value for any Fund, the Company, on behalf of the Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of net asset value per share, dividend or capital-gain information shall be reported to the Company promptly upon discovery.

                  (2) By 8:30 a.m. Eastern time on each Business Day, the Company will provide to ACIM via facsimile or other electronic transmission acceptable to ACIM a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on the immediately prior Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to ACIM" includes the use of remote computer terminals

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located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of ACIM, its agents or affiliates (hereinafter, "Remote Computer Terminals").

                  (3) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Funds on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+l"). If payment for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account(s) designated by the Company on T+l; PROVIDED, HOWEVER, the Issuer reserves the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

          5. PROSPECTUS AND PROXY MATERIALS.

          (a) ACIM shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, ACIM shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, ACIM will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company. If requested by the Company, ACIM shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the printer) and other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the Funds' prospectuses are supplemented or amended) to have the prospectus or private offering memorandum for the Contracts and the prospectuses for the Funds printed together in one document together with other funds available under the Contracts.

          (b) ACIM will provide the Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Funds as soon as reasonably practicable after the filing of each such document with the Securities and Exchange Commission (the "SEC") or other regulatory authority or is available for shareholders. The Company will provide ACIM with at least one complete copy of all prospectuses, private

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offering memoranda, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to an Account as soon as reasonably practicable after the filing, if applicable, of each such document with the SEC or other regulatory authority or after it is available for shareholders.

          (c) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Company shall be paid by ACIM or its agents or affiliates; PROVIDED, HOWEVER, that if at any time ACIM or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If ACIM believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, ACIM may refuse to supply such additional materials and ACIM shall be deemed in compliance with this Section 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuer under applicable law.

          (d) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of ACIM or the Issuer.

          6. COMPENSATION AND EXPENSES.

          (a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by ACIM or the Issuer from time to time.

          (b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company under this Agreement.

          (c) The payments received by the Company under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

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          (d) For the purposes of computing the payment to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

          (e) ACIM will calculate the amount of the payment to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by ACIM for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                     First Cova Life Insurance Company
                     One Tower Lane, Suite 3000
                     Oakbrook Terrace, IL 60181
                     Attention:   General Counsel

          7. REPRESENTATIONS.

          (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the First Cova Variable Life Account One (the "Account"), which is a duly authorized and established separate account under New York insurance law, is exempt from being registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), and will serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

          (b) ACIM represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of ACIM, enforceable in accordance with its terms; (ii) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies' segregated asset accounts or by any other party permitted under

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Section 1.817-5(f)(3) of the Regulations promulgated under the Code; (iii) each
Fund has elected to be taxed as a "regulated investment company" under Subchapter M of the Code; (iv) the prospectus of each Fund complies in all material respects with federal and state securities laws; (v) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; and (vi) it is duly registered and licensed under all applicable federal and state securities laws where the failure to be so registered would have a material adverse effect on its business.

          8. ADDITIONAL COVENANTS AND AGREEMENTS.

          (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

          (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

          (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 8(c) hereof.

          (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to ACM, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. ACIM shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to ACIM by the Company by telephone, telecopy or other electronic transmission acceptable to ACIM.

          (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds

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as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

          (f) The Company will furnish, or will cause to be furnished, to ACIM each piece of sales literature or other promotional material in which the Issuer or ACIM is named, at least fifteen (15) Business Days prior to its intended use. No such sales literature or promotional material will be used if ACIM objects to its use in writing within ten (10) Business Days after receipt of such material.

          (g) ACIM will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or its Separate Accounts are named, at least fifteen (15) Business Days prior to its intended use. No such material will be used if the Company objects to its use in writing within ten (10) Business Days after receipt of such material.

          (h) The Company, its affiliates and agents shall not, without the written consent of ACIM, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by ACIM or the Issuer. ACIM, its affiliates and agents, shall not, without the written consent of the Company, make representations concerning the Company, the Account or the Contracts except those contained in the then-current registration statement, prospectus or private offering memorandum and in current printed sales literature or other promotional material produced or approved by the Company or its designee.

          (i) For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. (the "NASD") rules, the 1940 Act or the Securities Act of 1933.

          (j) ACIM will notify the Company as soon as reasonably practicable if a Fund has ceased to be qualified as a regulated investment company under Subchapter M of the Code.

          9. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither ACIM nor any of its affiliates or the Funds shall use any

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trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, ACIM or any of its affiliates or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or ACIM, as appropriate, the granting of which shall be at the sole option of ACIM and/or the Issuer.

          10. PROXY VOTING.

          (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in Section 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

          (b) The Company will distribute to Contract owners all proxy material furnished by ACIM and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

          11. INDEMNITY.

          (a) ACIM agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses:

                  (i) arise out of or are based upon any untrue statement of material fact contained in the registration statement or prospectus of the Issuer (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnification shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to ACIM or the Issuer by or on behalf of the Company for use in the Issuer's registration statement or prospectus (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the Issuer's shares;

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                  (ii) arise out of or as a result of statements or
representations (other than statements or representations contained in the registration statement, prospectus, or private placement memorandum for the Contracts not supplied by ACIM or the Issuer or their agents) or wrongful conduct of the Issuer or its agents, with respect to the sale or distribution of the Contracts or the Issuer's shares;

                  (iii) arise out of any untrue statement of a material fact contained in a registration statement or prospectus covering the Account or the Contracts, or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company for inclusion therein by or on behalf of the Issuer; or

                  (iv) result from a breach by ACIM of a material provision of this Agreement.

ACIM will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. ACIM shall not be liable for indemnification hereunder if such Losses are attributable to the willful misfeasance, bad faith or negligence of the Company in performing its obligations under this Agreement or the Company's reckless disregard of its obligations or duties hereunder.

          (b) The Company agrees to indemnify and hold harmless ACIM and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or ACIM within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 11(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses:

                  (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or private offering memorandum for the Contracts or contained in the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Issuer for use in the registration statement, prospectus or private offering memorandum for the Contracts or in the Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the Issuer's shares;

                  (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement or prospectus of the Issuer not supplied by the Company or its agents) or wrongful conduct of the Company or its agents, with respect to the sale or distribution of the Contracts or the Issuer's shares;

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                  (iii) arise out of any untrue statement of material fact
contained in a registration statement or prospectus of the Issuer or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with information furnished to the Issuer by or on behalf of the Company;

                  (iv) result from a breach by the Company of a material provision of this Agreement; or

                  (v) result from the use by any person of the Remote Computer Terminals.

The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the willful misfeasance, bad faith or negligence of ACIM or the Issuer in performing their obligations under this Agreement or their reckless disregard of their obligations or duties hereunder.

          (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

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          12. POTENTIAL CONFLICTS

          (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof

          (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

          (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                  (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

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                  (ii) establishing a new registered management investment
company or managed separate account.

          (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

          (e) For the purpose of this Section 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

          13.     TERMINATION; WITHDRAWAL OF OFFERING.

          (a) This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

          (b) This Agreement shall terminate in accordance with the following provisions:

                  (i) At the option of the Company or ACIM at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

                  (ii) At the option of the Company, if the Issuer's shares are not reasonably available to meet the requirements of the Contracts as determined by the Company. Prompt notice of election to terminate shall be furnished by the Company, said termination to be effective ten days after receipt of notice unless the Issuer makes available a sufficient number of shares to reasonably meet the requirements of the Contracts within said ten-day period;

                  (iii) At the option of the Company, upon the institution of formal proceedings against the Issuer or ACIM by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Company's reasonable judgment, materially impair the Issuer's or ACIM's ability to meet and perform theft obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Company with said termination to be effective upon receipt of notice;

                  (iv) At the option of ACIM, upon the institution of formal proceedings against the Company by the SEC, the NASD, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in ACIM's reasonable judgment, materially impair the Company's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by ACIM with said termination to be effective upon receipt of notice;

                  (v) In the event ACIM's shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by the Company. Termination shall be effective upon receipt of notice by the Company, which ACIM shall provide promptly upon such occurrence;

                  (vi) At the option of the Issuer if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if ACIM reasonably believes that the Contracts may fail to so qualify. Termination shall be effective upon receipt of notice by the Company;

                  (vii) At the option of either party, upon the other party's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the non-breaching party within ten days after written notice of such breach is delivered to the breaching party;

                  (viii) At the option of ACIM, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective upon receipt of notice by ACIM, which the Company shall provide promptly upon such occurrence.

          Notwithstanding any termination of this Agreement, ACIM will cause the Issuer to continue to make available additional shares, as provided below, for so long as the Company desires pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate or redeem investments in the Funds. In addition, for a period of 2 years after the date of termination, ACIM will remain obligated to pay the Company the Administrative Services Fee for assets attributable to the Existing Contracts. This Agreement shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which the Administrative Services Fee continues to be due subsequent to such termination.

          14. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

          15. SURVIVAL The provisions of Section 9 (use of names) and Section 11 (indemnity) of this Agreement shall survive termination of this Agreement.

          16. AMENDMENT Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

          17. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

          To the Company:

                              Cova Financial Services Life Insurance Company One Tower Lane, Suite 3000
                              Oakbrook Terrace, IL 60181
                              Attention:   General Counsel

          To the Issuer or ACIM:

                              American Century Investment Management, Inc.
                              4500 Main Street
                              Kansas City, Missouri 64111
                              Attention:   Charles A. Etherington, Esq.
                              (816) 340-4051 (office number)
                              (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
Section 17 shall be deemed to have been delivered on receipt.

          18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

          20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          21. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

          22. COOPERATION. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. This covenant shall survive any termination of the Agreement.

          23. CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

FIRST COVA LIFE INSURANCE                     AMERICAN CENTURY INVESTMENT
COMPANY                                       MANAGEMENT, INC.


 By:   /s/ Norma J. Naselli                   By: /S/ William M. Lyons
       ----------------------------               ----------------------------
Name:  Norma J. Naselli                           William M. Lyons
Title: Assistant Vice President and Director,     Executive Vice President
       Agency Contracting

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                                    EXHIBIT A

                             ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

          1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

          2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

          3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

          4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in Section 4 to the Agreement.

          5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fluid reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

          6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

                                       A-1